Exhibit 4.11

                          AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTE (the "Amendment") dated as of this 11 day of March, 2002, between SHOPSMITH, INC., an Ohio corporation (hereinafter called "Maker"), and MID-STATES DEVELOPMENT COMPANY, an Ohio general partnership (hereinafter called "Holder").

                                   WITNESSETH:

         WHEREAS, Maker executed a Promissory Note dated December 31, 1998, and payable to Holder, in the original principal amount of Two Million Eight Hundred Thousand and 00/100 Dollars ($2,800,000.00) (the "Note"); and

         WHEREAS, Maker and Holder now wish to amend the terms of the Note to modify the maturity date of the Note.

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Maker and Holder hereby agree as follows:

         1. Subparagraph B of Paragraph 2, "Payments and Maturity" of the Note shall be deleted in its entirety and replaced by the following:

                  B. Commencing with on or before the first day of February,
                     1999, and continuing on or before the first day of the next eighty two (82) months, Maker shall make monthly installment payments of principal and interest to Holder in the amount of Twenty Five Thousand Seven Hundred Eighty Five and 00/100 Dollars ($25,785.00) each.

         2. Subparagraph C of Paragraph 2, "Payments and Maturity" of the Note shall be deleted in its entirety and replaced by the following:

                  C. On or before the first day of January, 2006 ("Schedule
                     Maturity Date"), the Maker shall pay, if not sooner paid, the entire principal unpaid balance and unpaid interest thereon.

         3.       The Maker and Holder agree that:

                  A. The execution and delivery of this Amendment is not
                     intended to discharge any obligation of the Maker du to the Holder under the Note and this Amendment;

                  B. There is not novation by the execution and delivery of this
                     Amendment;

                  C. All the terms and conditions contained in the Note, except as modified herein, shall continue unchanged and remain in full force and effect.

                  D. Capitalized terms used in this Amendment and not defined herein shall have the meanings attributed to them in the Note.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                                                MAKER:

                                                SHOPSMITH, INC.,
                                                An Ohio corporation.

                                                By: /s/ John R. Folkerth
                                                Print Name: John R. Folkerth
                                                Its: Chairman

                                                HOLDER:

                                                MID-STATES DEVELOPMENT COMPANY,
                                                an Ohio general partnership

                                                By:
                                                Print Name:
                                                Its:

                                     Page 20